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                                                                    EXHIBIT 99.1

                        FROM CHARTER ONE FINANCIAL, INC.
                                       and
                             ST. PAUL BANCORP, INC.

CONTACTS FROM CHARTER ONE:                        CONTACTS FROM ST. PAUL:
     INVESTORS- Ellen Batkie   (800) 262-6301       CFO-        Robert N. Parke     (773) 804-2360
     MEDIA-     William Dupuy  (216) 566-5311       INVESTORS-  Robert E. Williams  (773) 804-2284

            CHARTER ONE AND ST. PAUL TO COMBINE IN STOCK TRANSACTION

CLEVELAND, OHIO, May 17,1999 - The boards of directors of Charter One
Financial, Inc. (NASDAQ:COFI), the holding company of Charter One Bank, F.S.B., and St. Paul Bancorp, Inc. (NASDAQ:SPBC), the holding company of St. Paul Federal Bank in Chicago, Illinois, today announced a definitive agreement to enter into a strategic alliance through a stock-for-stock exchange. St. Paul has an asset base of $6.0 billion ($3.8 billion in deposits) and operates 60 branch offices in the metropolitan Chicago area. Based on March 31, 1999 data, the combined company will be the 30th largest bank holding company in the country and the 3rd largest in Ohio.

Terms of the transaction - Terms of the agreement call for a tax-free exchange of common shares at a fixed exchange ratio of .945 shares of Charter One common stock for each of St. Paul's common shares. Based on the current number of diluted St. Paul common shares, it is expected that approximately 38.7 million shares of Charter One common stock will be added in conjunction with the merger,
37.7 million new shares to be issued and approximately one million additional shares related to exercisable stock options. This results in an initial transaction value of approximately $1.2 billion and a pro forma market capitalization of the combined company of $6.2 billion.

Based on Charter One's closing prices over the past 10 trading days, which averaged $30.825, the exchange ratio represents a price of approximately $29.13 for each St. Paul share, or a 19% premium over St. Paul's average closing price during the period. Based on Charter One's May 14 closing stock price of $30.28, the exchange ratio represent a price of $28.62 for each St. Paul share, or a 16% premium over St. Paul's May 14 closing price. The pricing equals approximately 230% of St. Paul's book value at March 31, 1999 and 18.8 times St. Paul's 1999 estimated earnings.


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The merger, which would be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1999. Due diligence work (including an assessment of Year 2000 readiness) has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by the Office of Thrift Supervision, the Federal Reserve Board, and each company's shareholders.

"Chicago is clearly the cornerstone of the Midwest, and combining it with our anchors in Cleveland and Detroit gives us a solid footprint in the region," commented Charles John Koch Charter One's Chairman and Chief Executive Officer. "St. Paul, with its enviable 110-year history and strong market recognition, is an ideal entry vehicle into Chicago. St. Paul's management has built a premier branch franchise and extensive ATM network that give us a significant presence in some of the most important areas of the Chicago market. They have an attractive deposit base with 44% in core products and an average cost of 3.64%. We also pick up strong commercial real estate lending expertise and a new depth to our product set through St. Paul's trust operation and strong securities brokerage unit. But the most exciting element of this deal is the potential to parallel our experience in Detroit. Our 1995 acquisition of FirstFed Michigan has been a significant catalyst to the Company's sustained earnings growth over the past three years."

Koch continued, "This transaction drops perfectly into the pattern we have successfully executed 15 times in 10 years. Phase One of each deal is to bring the acquired company's efficiency ratio in line with ours. Our merger discipline requires an acquisition to break even within 12 months on cost saves alone. With respect to St. Paul, we expect the transaction to be accretive through cost saves by the third quarter of 2000. Phase Two is the introduction of our retail products and incentive plans to generate significant revenue growth going forward. Based on the growth potential we see in Chicago, we expect earnings per share accretion of 4% to 6% per annum to start phasing in during the second half of 2000."

Phase One - cost saves - Charter One has specifically identified cost saves equivalent to 30 to 35% of St. Paul's expense base, or $27 to $31 million after tax, which would return the combined operation to COFI's premerger efficiency levels of just over 40%. The targeted cost savings would be primarily created by eliminating duplicative back office operations. Although job reduction will result from eliminating certain operations, Charter One indicated its sales approach frequently results in increased employment in the retail operation following acquisitions. The initial implementation schedule indicates cost saves should be fully phased in by mid-2000. The residential loan servicing platform is scheduled to be converted in 1999 and the retail banking platform by mid-2000.


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Phase Two - revenue growth - Koch went on to discuss the opportunity to once more capitalize on Charter One's successful experience of quickly introducing its strong sales culture into an existing organization and launching a product set that matches the needs of the market. In each market it has entered in the past 10 years, it has become a top retail mortgage lender within 12 months, and has experienced meaningful retail revenue growth. The implementation schedule calls for introducing products and incentives early in 2000.

Charter One anticipates a number of revenue opportunities resulting from the merger, including introducing its retail banking product lines into St. Paul's retail branches (adding $5 to $7 million in fee revenue to annual after tax earnings), redeploying St. Paul nonretail assets into retail loans (resulting in incremental earnings of $8 to $11 million annually after tax), and leveraging St. Paul's capital in excess of 6.5% (equivalent to $7 to $12 million annually after tax).

Merger costs - One-time, after-tax charges in conjunction with the merger are expected to approximate $55 to $70 million.

"We are very pleased with what this transaction means for our customers, our community and our shareholders," stated Joseph C. Scully, St. Paul chairman and chief executive officer. "Charter One is recognized as one of the premier financial institutions in the country with a successful track record of entering new markets and serving the customers well. Charter One will offer a broad array of products to meet the needs of our customer base. In terms of shareholder value, Charter One's record is almost unequaled. Charter One has consistently generated strong earnings growth which has been rewarded by the investment community through outstanding share price appreciation over the past 10 years. On a personal note, I would like to express my appreciation to our shareholders, customers and employees for their support over the past several years. We've worked hard to maximize shareholder value, as evidenced by a total return in excess of 800% since becoming a public company in 1987."

Scully noted that upon completion of the merger, all retail banking branches will remain open and that they will retain the St. Paul name.

Additional terms of the transaction - Following the acquisition, Mr. Scully and Patrick J. Agnew, President and Chief Operating Officer of St. Paul, will join Charter One's Board of Directors.


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As part of the transaction, Charter One would receive a break-up fee of $45 million under certain circumstances, including an option to purchase, under certain circumstances, shares of St. Paul common stock equal to 11.0% of St. Paul's outstanding common stock. St. Paul would also be entitled to receive a break-up fee of $45 million under certain circumstances. Additionally, St. Paul may terminate the transaction in the event Charter One's common stock price declines more than 17.5 percent during the period from May 14, 1999 through the date by which all regulatory and shareholder approvals have been obtained and all waiting periods have expired and such decline is at least 17.5 percentage points more than the decline in the weighted average stock price of a predefined peer group during that same period.

Salomon Smith Barney is acting as financial advisor to Charter One, and Merrill Lynch is acting as financial advisor to St. Paul. Both have provided fairness opinions in connection with the transaction.

Charter One Bank has $24.6 billion in total assets, making it the 32nd largest bank holding company in the country. The Bank currently has 340 branch locations in Ohio, Michigan, New York, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., the Bank's mortgage banking subsidiary, operates 40 loan production offices across 12 states, and Charter One Auto Finance, the Bank's indirect auto finance, subsidiary, generates loans in nine states.

Charter One's press releases are available by telefax at no charge by calling PR Newswire Fax On Demand. To retrieve a specific press release, call: (800) 758-5804 and reference account 313075. Additional information may be found at the Company's web site: www.charterone.com.

Forward-looking Information
Statements contained in this news release that are not historical facts, including estimates, may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) costs or difficulties related to the integration of the businesses of Charter One and St. Paul are greater than expected; (4) competitive pressures among depository institutions increase; (5) changes in the interest rate environment reduce interest margins;
(6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (7) Y2K compliance failures result in additional expense or business disruption; and
(8) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.


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                 CHARTER ONE FINANCIAL, INC./ST. PAUL BANCORP, INC.
                                  AT-A-GLANCE

                   First Quarter 1999 Selected Financial Data
          (financial ratios reflect year-to-date results, annualized)
                     ($ in millions, except per share data)

                                                                               Pro Forma
                                                 COFI             SPBC         (Combined)
                                              ----------       ----------      -----------
 Total assets                                 $24,555            5,981          30,536
 Net loans                                     17,246            4,598          21,844
 Total deposits                                15,127            3,806          18,933
 Total equity                                   1,952              497           2,449
 Shareholders' equity/assets                     7.95%            8.30%           8.02%
 Net income (3 months ended)                    $88.1             14.8           102.9
 Efficiency ratio                                  43%              62%             43%(a)
 Return on assets                                1.45%            0.99%           1.47%(a)
 Return on equity                               18.34%           11.80%          18.44%(a)
 Nonperforming assets                         $ 110.3             23.2           133.5
 Nonperforming assets/assets                     0.45%            0.39%           0.44%
 Book value per share (d)                     $ 11.74            12.46            12.01(c)
 Tangible book value per share (d)              10.79            12.40            11.24(c)
 Closing stock price                            30.28(b)         24.66(b)           --
 Diluted shares at 3/31/99                      170.5             40.9           209.2(c)
 Outstanding shares at 3/31/99                  166.2             39.9           203.9(c)
 Market capitalization (d)                    $ 5,034              983           6,175(c)
 Retail banking locations                         340               60             400
 ATMs                                             350              555             905
 Stand-alone loan offices                          40                0              40
 Households served (000s)                       1,100              300           1,400
 Employees                                      5,677            1,288           6,965

-----------------------
(a) Assumes cost saves equal to 30% of St. Paul annual operating expenses; excludes revenue enhancements.
(b) May 14,1999 closing price.
(c) Adjusted for the .945 exchange ratio.
(d) Based on outstanding shares.



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